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DSP GROUP, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
MICHAEL BORNAK
NORMAN J. RICE, III
NORMAN P. TAFFE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP (“Starboard Value LP”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2013 annual meeting of stockholders of DSP Group, Inc., a Delaware corporation.

On June 3, 2013, Starboard Value LP issued the following press release:

ISS EXPRESSES CONCERN ABOUT BOARD LEADERSHIP AT DSP AND RECOMMENDS WITHHOLDING VOTES FROM FORMER CHAIRMAN ELIYAHU AYALON

Glass Lewis Recognizes Skills and Operational Experience of Starboard Nominees

ISS and Glass Lewis Acknowledge DSP’s Years of Underperformance and Reactive Nature of Recent Changes

Starboard Believes Board’s Reactionary Changes Were Clearly Prompted by Starboard’s Involvement and More Oversight is Required

Urges All Shareholders to Vote the WHITE Proxy Card to Elect Nominees Michael Bornak, Norman J. Rice, III, and Norman P. Taffe at Upcoming Annual Meeting

New York, NY – June 3, 2013 – Starboard Value LP (together with its affiliates, “Starboard”), one of the largest shareholders of DSP Group, Inc. (“DSP” or “the Company”) (NASDAQ: DSPG) beneficially owning approximately 10.1% of its outstanding common stock, today responded to the release of reports by proxy advisory firms Institutional Shareholder Services, Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) regarding Starboard’s election contest at DSP.

Jeffrey C. Smith, Managing Member of Starboard Value, stated, “We agree with ISS’ concern regarding Board leadership at DSP, particularly the actions of former Chairman Ayalon.  We, too, find the actions of the Board’s leadership extremely troubling, including the Board’s failure, according to ISS, ‘to ensure that the two shareholder nominees appointed as part of the settlement in 2012 were also assigned to committees and fully integrated into board discussions.’  We believe that despite the Board’s recent reactionary actions the Board continues to resist necessary change at DSP.  Therefore, we are encouraged that ISS has sought to address ‘ongoing board reluctance to embrace a shareholder perspective’ by recommending that DSP’s shareholders WITHHOLD votes from former Chairman Ayalon at the upcoming annual meeting.”

Continued Smith, “We are further encouraged that both ISS and Glass Lewis acknowledge DSP’s years of underperformance, as well as the reactive nature of the recently announced changes.  As ISS stated in its report regarding these changes, ‘the reactive nature of their adoption creates more concern about the board’s leadership, rather than the confidence in a truly proactive sense of accountability for which shareholders might have hoped after the 2012 settlement.’  We also are pleased that Glass Lewis recognizes the skills and operational experience of our nominees.  We are disappointed, however, that ISS and Glass Lewis take the promises of the Board’s leadership regarding their plan for DSP at face value despite their record of excessive spending, failed product development, poor corporate governance, and destruction of shareholder value.”

Smith continued, “Glass Lewis acknowledges the disturbing nature of the Board’s past governance actions, stating in its report: ‘we recognize that the board has not always been as pro-shareholder friendly as it now purports to be.’  We believe that this is a dramatic understatement of the pervasive nature of the Board’s governance practices and the harm they have inflicted on the Company’s shareholders by excluding truly independent voices that can help turn DSP around.  Further, ISS acknowledges that the changes DSP has made to its business and governance practices are reactionary to the election contest and, as ISS states, ‘rais[e] the question of whether the hearts and minds are more committed to reform than to proxy contest tactics.’”

Smith further stated, “Importantly, ISS also acknowledges that Starboard’s involvement at DSP has contributed to increased oversight and a sharper focus on operational improvements, noting that ‘the beginning of these improvements appear to coincide with the beginning of the dissidents’ involvement with the company…so it is not unreasonable to conclude that the activist attention was at least partially responsible for the resulting improvements in operating and share price performance.’  There is still room for much more improvement at DSP, and we believe additional representation on the Board is absolutely necessary to ensure that the Board and management continue to remain singularly focused on enhancing value for the benefit of all shareholders when the election contest is over.  Vote the WHITE proxy card today for change that will create value at DSP!”

Excerpts from ISS’s Analysis

On Governance at DSP:

“[The Board’s] decision to not appoint either dissident director to any board committee until this month is troubling, particularly given the two independent directors were appointed as part of a shareholder monitoring mechanism, and lends some support to the dissidents’ claims…Traub continues to serve on the board without committee assignments, indicating that the strain and potential for isolation of shareholder nominees remains.”

“The dissidents have argued that despite gaining these 2 seats, alternate views and hard questions are still not being properly considered due to a board and Chairman which have structurally impeded those nominees’ participation in strategic discussions. The board’s decision to exclude the two shareholder nominees from any committee assignments over their first year of tenure lends credence to this view. One only need look at the company’s most recent Form 10-K -- which the two dissident directors refused to sign because they believed it included ‘false and misleading statements about Messrs. Traub and Lacey in its disclosure’ -- to see clear evidence there remains a problem with board dynamics.”

“[T]he lack of committee representation for the shareholder nominees appointed in 2012 as settlement of a pending proxy contest is concerning, and suggests there is reasonable concern that the incumbent board – or at least the leadership of that board – has continued to resist appropriate change.”

“To address this apparently ongoing board reluctance to embrace a shareholder perspective, therefore, shareholders should WITHHOLD votes from management nominee Ayalon (Item 1.1), who as Chairman over the past year failed to ensure that the two shareholder nominees appointed as part of the settlement in 2012 were also assigned to committees and fully integrated into board discussions.”

“The dissidents’ accusations of board conflicts of interest are also unsettling. The dissidents are concerned that the board’s ties to CEVA, Inc., which was spun off from DSPG in 2002, may prevent the firm from taking strategic actions that may benefit the firm like monetizing its intellectual property if such an action would be in direct competition with CEVA… Shareholders would likely benefit from greater disclosure of the relationships between their board and CEVA, and the explicit steps the company has taken (or will take) to ensure potential conflicts of interests are addressed appropriately.”

On DSP’s Recent Reactive Changes:

“[E]ach of these appears to be reactionary – raising the question of whether the hearts and minds are more committed to reform than to proxy contest tactics…”

“Though these are positive changes in the company’s governance profile, the reactive nature of their adoption creates more concern about the board’s leadership, rather than the confidence in a truly proactive sense of accountability for which shareholders might have hoped after the 2012 settlement.”

On DSP’s Historical Performance:

“The dissidents claim that the company has experienced dramatic stock price underperformance over an extended period of time. This appears to be true.”

Excerpts from Glass Lewis’ Analysis

On Starboard’s Director Nominees:

“To be sure, the Dissident’s nominees possess turnaround skills and have operational experience as executives of technology companies, including semiconductor companies.”

On Starboard’s Case for Change at DSP:

“[W]e believe the Dissident has identified areas of concern, both operationally and governance related, that have resulted in the destruction of shareholder value and, at times, the disregard of shareholder interests.”

On DSP’s Recent Reactive Changes:

“[S]ome of those efforts, particularly the Company’s latest governance improvements, are likely the result of the Dissident’s agitation. Without Starboard’s involvement, we admit that the board may not have admitted some of its past failures and rectified some of the concerns previously identified.”

“Some of these actions appear to be reactionary and perhaps only materialized as a result of Starboard’s involvement. Further, they are an admission in themselves that board improvements were needed.”

On DSP’s Historical Performance:

“Beginning with DSP’s overall performance, the Company’s total shareholder return decidedly underperformed the return of peers and relevant indexes over the last five years. Through May 23, 2013, DSP’s 5-year return was nil, in stark contrast to the 57% return of the Company’s peer index and the 41% return of the S&P SmallCap 600 Information Technology Index over the same period.”

“From 2007 through 2012, DSP incurred operating losses for six consecutive years as it lost a quarter of its revenue over the 6-year period.”

“We are more concerned by the Dissident’s point that DSP has a history of overestimating the new product revenue that it expects to result from its R&D investments. In addition, the Company has projected new revenues to materialize earlier than they actually have materialized. In 2012, the Company projected $35 million to $45 million in new revenues but generated only $19 million. The year before it projected $30 million but generated only $20 million. This is a concerning trend of over-promising and under-delivering.”

On Governance at DSP:

“From a governance perspective, we recognize that the board has not always been as pro-shareholder friendly as it now purports to be.”

“Until recently, the board’s nine members included five directors that had served on the board for more than 10 years. They include the chairman, who was also the Company’s former CEO. Such a board makeup tends to deter the development of new ideas, alternatives and direction, or the accountability of executives and directors. This is especially concerning at a Company with a declining core product and the need to innovate in order to survive.”

“One of the Dissident’s main complaints is that, while it already has two directors on the board, the other board members are excluding them from important discussions and decisions. There appears to be at least some support for its claim. Particularly, neither of the two new directors appointed last year as part of the settlement were named to any board committees. Yet, when Mr. Seligsohn was added to the board this month, he was also appointed to the compensation committee.”

“In addition, we note that in 2011 the Company adopted a shareholder rights plan, or poison pill, which expired in 2012. In general, we believe that poison pills are not conducive to good corporate governance. Specifically, they can reduce management accountability by substantially limiting opportunities for corporate takeovers. As such, we feel the expiration of the Company’s rights plan is in shareholders’ best interests. Given that current nominees Ayalon, Limon and Regev, as well as directors Elyakim, Seroussi and Tanguy, served as directors when the Company adopted a poison plan without shareholder approval, we would ordinarily recommend that shareholders withhold votes from these directors.”

“Given that nominee Regev serves as chairman of the nominating and corporate governance committee, and until recently the board had neither appointed an independent chairman nor an independent lead or presiding director, we would have been further inclined to recommend withholding votes from this director.”

“Given that nominee Limon serves as chairman of the audit committee, and the Company’s agreement with its auditor, Kost Forer Gabbay & Kasierer, provides for the exclusion of punitive damages and auditor liability caps, we would have been further inclined to recommend withholding votes from this director.”

*    *    *    *

Mr. Smith concluded, “We believe that our three nominees are uniquely qualified to oversee a turnaround of DSP.  By electing our nominees, shareholders can ensure that the Board and management are held accountable for the Company’s failures and are dedicated to examining the Company’s business strategy and taking whatever actions are necessary to turn the Company around.  We strongly urge shareholders to elect all three of our nominees at the upcoming annual meeting.”

VOTE FOR CHANGE NOW AT DSP!

PLEASE SIGN, DATE, AND MAIL THE WHITE PROXY CARD TODAY

If you have any questions, or require assistance with your vote, please contact Okapi Partners LLC toll- free at (877) 869-0171 or email: info@okapipartners.com.

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

If you have any questions, require assistance with submitting your WHITE proxy card or need additional copies of the proxy materials, please contact:

Okapi Partners
Bruce H. Goldfarb / Patrick McHugh
(212) 297-0720
(877) 869-0171 (toll-free)